Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Unilife Corporation:

We consent to the incorporation by reference on Form S-8 (Registration Statement Nos. 333-200223, 333-193358, 333-186049, 333-178882 and 333-164964) and on Form S-3 (Registration Statement Nos. 333-197122 and 333-173195) of Unilife Corporation of our reports dated September 14, 2015, with respect to the consolidated balance sheets of Unilife Corporation and subsidiaries as of June 30, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the fiscal years in the three-year period ended June 30, 2015, and the effectiveness of internal control over financial reporting as of June 30, 2015, which reports appear in the June 30, 2015 annual report on Form 10-K of Unilife Corporation.

Our report on the consolidated financial statements dated September 14, 2015 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Harrisburg, Pennsylvania
September 14, 2015